As filed with the Securities and Exchange Commission on May 6, 2020

Registration No. 333-236803

Registration No. 333-230198

Registration No. 333-225937

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration No. 333-236803

Form S-8 Registration No. 333-230198

Form S-8 Registration No. 333-225937

UNDER

THE SECURITIES ACT OF 1933

BIONTECH US INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-3915846
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

40 Erie Street, Suite 110 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Neon Therapeutics, Inc. 2018 Stock Option and Incentive Plan

Neon Therapeutics, Inc. 2018 Employee Stock Purchase Plan

Neon Therapeutics, Inc. 2015 Stock Option and Grant Plan

(Full title of the plans)

BioNTech USA Holding, LLC

228 E 45th Street, Suite 9e

New York, NY 10017

(Name and address of agent for service)

(347) 694-5321

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by BioNTech US Inc. (f/k/a Neon Therapeutics, Inc.) (the “Registrant”):

•

Registration Statement No.  333-236803, filed with the SEC on March 2, 2020, pertaining to the registration of 1,149,189 shares of the common stock of the Registrant, $0.001 par value per share (the “Common Stock”), reserved for issuance under the Neon Therapeutics, Inc. 2018 Stock Option and Incentive Plan (the “2018 Plan”) and 287,297 shares of Common Stock reserved for issuance under the Neon Therapeutics, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”);

•

Registration Statement No.  333-230198, filed with the SEC on March 11, 2019, pertaining to the registration of 1,132,570 shares of Common Stock reserved for issuance under the 2018 Plan and 283,142 shares of Common Stock reserved for issuance under the 2018 ESPP; and

•

Registration Statement No.  333-225937, filed with the SEC on June 28, 2018, pertaining to the registration of 2,129,271 shares of Common Stock reserved for issuance under the Neon Therapeutics, Inc. 2015 Stock Option and Grant Plan, 1,117,000 shares of Common Stock reserved for issuance under the 2018 Plan, 98,000 shares of Common Stock consisting of options to purchase Common Stock granted under the 2018 Plan and 270,000 shares of Common Stock reserved for issuance under the 2016 ESPP.

On May 6, 2020, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 15, 2020 by and among BioNTech SE, a Societas Europaea existing under the laws of Germany and the European Union (“Parent”), Endor Lights, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (the “Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a direct, wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on May 6, 2020.

BioNTech US Inc. (f/k/a Neon Therapeutics, Inc.)

By:	/s/ Richard Gaynor
Richard Gaynor
President of Research & Development